Exhibit 99.1

Anvia Holdings Corporation to acquire Australia Release | 06/10/2019

Ridgefield Park, NJ, June 10, 2019 (GLOBE NEWSWIRE) — Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) today announced that it has executed a definitive agreement to acquire all of the issued and outstanding shares of VocTrain Pty Ltd, an Australian Registered Training Organization.

Under the agreement Anvia Holdings through its fully owned subsidiary Anvia (Australia) Pty Ltd shall acquire 100% of VocTrain Pty Ltd outstanding shares for USD 560,000 (AUD 800,000), of which USD196,000 (AUD 280,000) will be paid in cash, and the balance will be paid in ordinary shares of Anvia Holdings Corporation. It is anticipated that Anvia shall fulfil all necessary pre-acquisition conditions including Departmental approvals to allow closing of the transaction in 10 business days.

Tom Ziniak, CEO of VocTrain Pty Ltd, said “As the founder of Quality Automotive Training, it gives me great pleasure to know that the future of our company is secure and look forward to the growth opportunities that Anvia would afford us”.

Anvia (Australia) Pty Ltd CEO, James Kennett, said “adding VocTrain’s automotive training operations and resources to our education services portfolio, enhances our existing automotive training offering, and solidifies our position in Australia as a major player in Education Services”

About VocTrain Pty Ltd

VocTrain Pty Ltd is an Australian company incorporated under the Australian Securities & Investment Commission and is a Registered Training Organization (RTO No. 6194) approved by the Australian Skills Quality Authority (“ASQA”).

Established in 1999, VocTrain Pty Ltd trading as Quality Automotive Training (QAT) offers a wide array of accredited Automotive programs to help meet the needs of employers and apprentices/trainees working in the Automotive Retail, Service and Repair industry.

VocTrain Pty Ltd is an Approved WorkReady Training Provider in South Australia and Vocational Education and Training (VET) Pre-qualified Supplier (PQS) under the User Choice Program in Queensland.

The Business’ Head Office is located at 85 Grand Junction Road, Rosewater SA 5013.

For additional information, please visit: https://www.qat.edu.au

About Anvia (Australia) Pty Ltd

Anvia (Australia) Pty Ltd is fully owned subsidiary of Anvia Holdings Corporation trading on OTCQB -ANVV. The company has acquired a number of vocational colleges and owns proprietary software and mobile application technologies for consumer and corporate market.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology and education service company. The company is established with the mission to make potential growth accessible and sustainable. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation
Contact:support@anviaholdings.com
Phone: 323 713 3244